Exhibit 99.1

[Fannie Mae Logo]

news release

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Resource Center: 1-800-732-6643

Contact:

Chuck Greener
202-752-2616

Janis Smith
202-752-6673

Number: 4195

Date: December 4, 2007

FANNIE MAE ANNOUNCES STEPS TO INCREASE CAPITAL
Plans Issuance of $7 Billion in Preferred Stock
and Reduction in Common Stock Dividend

WASHINGTON, DC – Fannie Mae (FNM/NYSE) announced today it plans to issue $7 billion of non-convertible preferred stock in one or more offerings in December. This financing will provide the company with additional capital to conservatively manage increased risk in the housing and credit markets, help meet its mission of providing affordability, liquidity and stability, and free up capital to pursue emerging growth opportunities.

In light of the planned preferred stock issuance, Fannie Mae’s Board of Directors, at its regularly scheduled meeting in January, intends to reduce the company’s quarterly common stock dividend beginning with the first quarter of 2008 by 30 percent from $0.50 per share to $0.35 per share.

“Fannie Mae has a responsibility to serve the mortgage market in good times and in times like these,” said Daniel H. Mudd, President and Chief Executive Officer. “The steps we are taking today are designed to enable us to meet that responsibility with a comprehensive, conservative plan to serve the market and manage our capital. The market needs us to be there – and we believe this plan will help us do that.”

The company is issuing the preferred stock this month as capital market conditions have improved markedly for financial institutions seeking access to the equity securities market. “Several large transactions with relatively attractive terms have been completed since we issued our $500 million of preferred stock in November,” said David C. Benson, Fannie Mae Senior Vice President and Treasurer. “We believe we can move quickly with a sizable offering at this time.”

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The company said these issuances are designed to help Fannie Mae maintain a solid capital position through 2008, and believes they will strengthen Fannie Mae’s ability to manage the effects of ongoing volatility in the mortgage credit markets, continue to grow its securitization activities, and pursue attractive investment opportunities.

The company continues to believe that the worsening housing and credit markets, continued losses on certain guaranty contracts, substantial credit-related expenses, and fair value losses on derivatives and securities will adversely affect in a material way the company’s fourth quarter 2007 results. In addition, the company continues to believe that conditions in the housing and credit markets, including expected further declines in home prices, will negatively affect the company’s financial condition, and results of operations in 2008. Overall economic conditions in 2008 could also materially affect future performance.

The preferred stock offerings will be managed by Lehman Brothers and Merrill Lynch & Co. as joint book-running managers. Copies of the preliminary Offering Circular can be obtained from the underwriters at the following addresses:

Lehman Brothers Inc. c/o Broadridge Integrated Distribution Services 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5847	Merrill Lynch, Pierce, Fenner & Smith Incorporated Attention: Prospectus Department 4 World Financial Center, 5th Floor New York, NY 10080 (212) 449-1000

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment.

You should not purchase securities unless you understand their nature and the extent of your exposure to risk. You should be satisfied that they are suitable for you in the light of your circumstances and financial position. If you are in any doubt you should consult an appropriately qualified financial advisor.

Forward-Looking Statements: This press release contains forward-looking statements, which are statements about matters that are not historical facts. Forward-looking statements often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” or “may.” Certain statements in this press release, including those relating to the company’s 2007 and 2008 financial performance and conditions, planned stock offering, future capital position, common stock, dividend rate, growth in the guarantee businesses, portfolio size, business activities, credit-related expenses, credit and other losses, the need to implement business constraints, and the company’s expectations regarding the housing, credit and mortgage markets, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, the company’s future operations and its actual performance may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual results to differ materially from these statements include the company’s results of operations for the fourth quarter of 2007 and the company’s financial condition, results of operations and liquidity for the years ended December 31, 2007 and December 31, 2008, as well as housing, credit and general market and economic conditions in the U.S. and abroad. In addition, if Fannie Mae reduces the dividend rate on its common stock, the decrease could, among other things, adversely affect the price of its common stock. Additional factors that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s quarterly report on Form 10-Q for the third quarter of 2007 and its annual report on Form 10-K for the year ended December 31, 2006, including in each case and the “Risk Factors” section, as well as the company’s reports on Form 8-K. These periodic and current reports, as well as all other forms that Fannie Mae has filed with the SEC, can also be obtained on the company’s Web site at www.fanniemae.com/ir/sec/.

Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. Our job is to help those who house America.